Exhibit 99.2

1201 South Second Street

Milwaukee, WI 53204

News Release

Rockwell Automation Prices $600 Million of Notes Offering

MILWAUKEE, Feb. 12, 2015 – Rockwell Automation Inc., (NYSE: ROK) today announced that on February 11, 2015 it priced notes in an aggregate principal amount of $600 million, in an underwritten, registered public offering.

One series, consisting of $300 million of notes, will mature in March 2020 and will bear interest at an annual rate of 2.050 percent. A second series, consisting of $300 million of notes, will mature in March 2025 and will bear interest at an annual rate of 2.875 percent. The offering is expected to close on February 17, 2015, subject to customary closing conditions.

Rockwell Automation intends to use the net proceeds from the offering to repay outstanding commercial paper and for general corporate purposes.

Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint book-running managers for the offering.

BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., PNC Capital Markets LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC and The Williams Capital Group, L.P. acted as senior co-managers. Comerica Securities, Inc., ING Financial Markets LLC, Lloyds Securities Inc. and TD Securities (USA) LLC acted as co-managers.

Copies of the prospectus supplement and the accompanying prospectus relating to the offering can be obtained from:

Goldman, Sachs & Co.

Prospectus Department

200 West Street

New York, NY 10282

Telephone +1-866-471-2526

prospectus-ny@ny.email.gs.com

J.P. Morgan Securities LLC

Attn: Investment Grade Syndicate Desk, 3rd Floor

383 Madison Avenue

New York, NY 101017

Facsimile +1-212-834-6081

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Attn: Prospectus Department

222 Broadway

New York, NY 10038

Telephone +1-800-294-1322

dg.prospectus_requests@baml.com

Electronic copies of the prospectus supplement and accompanying prospectus are also available on the Securities & Exchange Commission website at www.sec.gov. This news release is not an offer to sell and is not soliciting an offer to buy any of the securities, nor will there be any offer or sale of the securities in any jurisdiction where the offer or sale is not permitted.

Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs about 22,500 people serving customers in more than 80 countries.

Rockwell Automation contacts:

Keith Lester

Media Relations

414-382-4871

Rondi Rohr-Dralle

Investor Relations

414-382-8510